Exhibit 4.14

Summary of Hebrew Language Lease Agreement – Yitzchak Rabin 33, Givatayim
The following is a summary of the main terms and provisions as set forth in the lease agreement between Eilot Haskhaot (Ramat-Vered) 1994 Ltd. (the “Lessor”) and Similarweb Ltd. (the “Company”), dated August 5, 2021, (the “Agreement”), which in its original form is in Hebrew.
1.The Lease Space: The space shall be leased as follows:
a.The First Lease Space: A total of approximately 13,100 gross square meters as follows: (i) approximately 10,000 gross square meters, which covers floors 3-6 (2,500 gross square meters per floor); (ii) approximately 2,400 gross square meters which covers the ground floor; and (iii) approximately 700 gross square meters which covers part of the rooftop ((i), (ii) and (iii) shall be referred to herein as the “First Lease Space”).
b.The Second Lease Space: A total of approximately 5,300 gross square meters as follows: (i) approximately 5,000 gross square meters, which covers floors 1-2; (ii) approximately 100 gross square meters, which covers the remainder of the ground floor; and (iii) approximately 200 gross square meters, which covers the additional rooftop area ((i), (ii) and (iii) shall be referred to herein as the “Second Lease Space”).
2.Purpose of the Lease: The purpose of the lease is solely for the Company’s hi-tech offices.
3.Lease Period:
a.First Lease Period:
i.First Lease Space – Ten years, commencing on April 15, 2022 and expiring on April 14, 2032;
ii.Second Lease Space - Five years, commencing on March 1, 2027 and expiring on April 14, 2032.
b.Additional Lease Period – 60 months following expiration of the First Lease Period, commencing on April 15, 2032 and expiring on April 14, 2037.
4.Rental Fees: All rental payments payable under the Agreement are to be paid by the Company on a quarterly basis and on the first business day of each such quarter, as follows:
a.During the First Lease Period:
i.Monthly rent of NIS 105 per square meter (apart from the rooftop, for which the price is as stated below) – plus VAT and inflation linkage; and
ii.Monthly rent of NIS 20 per square meter for the rooftop – plus VAT and inflation linkage.
b.During the Additional Lease Period:
i.Monthly rent shall automatically increase by 8%.
c.The first month's rental payment shall be paid by the Company upon the signing of the Agreement.
d.Grace Periods:
i.It is clarified that during the First Lease Period, the Company shall be not required to pay for floor 3 between April 15, 2022 and February 28, 2023 (the “Third Floor Grace Period”). During such Third Floor Grace Period, the Company shall still be required to pay all additional payments and fees, including but not limited to, Management Fees, Parking Fees, Taxes, etc.
ii.It is clarified that if the Lessor decides to renovate the Second Lease Space, the Company shall not be required to pay rent during the dates March 1, 2027 - May 31, 2027 (the “Second Lease Space Grace Period”). During such Second Lease Space Grace Period, the Company shall still be required to pay all additional payments and fees, including but not limited to, Management Fees, Parking Fees, Taxes, etc.

Exhibit 4.14

5.Additional Payments:
a.Warehouse Fee: If the Company shall choose to lease warehouse space in the car park, the Company shall pay a monthly fee, per square meter used, calculated as follows: half of the monthly rent fee per square meter plus half of the management fee.
b.Additional Car Park Spaces Fee: The Company shall rent 100 car park spaces.
i.During the First Lease Period: If the Company determines to rent 100 additional non-marked carpark spaces, the Company shall be required to pay a monthly fee of NIS 700 – plus VAT and inflation linkage (“Additional Car Park Spaces Fee”).
ii.During the Second Lease Period: During the Second Lease Period, the Additional Car Park Spaces Fee shall increase by 8%.
c.Management fees: (detailed below, under section 7);
d.Taxes: The Company is responsible for the payment of taxes, expenses, and municipal property taxes, which are imposed under Israeli law on the Company as a lessee of the property, or which arise from the Company's use of the premises;
e.Payments for electricity and water usage: The Company is responsible for paying for its electricity and water; and
f.Any payment for the use and possession of the premises: The Company is responsible for various miscellaneous payments, including but not limited to, telephone, gas, and air conditioning.
6.Adjustment Work: The Company is responsible for any renovation or remodeling projects required for conforming the premises to the needs of the Company, and such project shall commence on April 15, 2022. The Company is obligated to hire the services of ALFA (green building consultant) and P.C.O (aluminum consultant).
7.Management Fee:
a.The management fee payable under the Agreement is calculated according to COST plus 15% plus VAT, provided, for 60 months following the commencement of the First Lease Period, that such fee does not exceed NIS 22 per gross square meter. The management fee is calculated to be approximately NIS 18 per gross square meter (excluding the rooftop area, for which the management fee is not required).
b.The management fee is to be paid directly to the Management Company at the same time as the Company’s rent payments.
8.Assignment of Rights:
a.The Company may not assign its rights under the Agreement, directly or indirectly, without the Lessor's prior written consent.
b.In the event of a change of control of the Company or any change in the Company’s shareholdings, the Company has no obligation obtain the Lessor's approval.
c.The Company may assign its rights under the Agreement to any subsidiary or parent company, upon prior written notice.
d.The Company may sublet up to 50% of the leased property following receipt of prior written approval from the Lessor, which approval must include the sub-tenant’s identity.
9.Collateral/Securities:
a.Independent bank guarantee equal to NIS 30,000,000, index-linked;
b.Three and a half years following the commencement of the First Lease Period, and so long as the Company has not notified the Lessor of its intention to terminate the Agreement prior to its expiration, the bank guarantee shall be lowered to NIS 16,800,000, index-linked.

Exhibit 4.14

c.Five years following the commencement of the First Lease Period, and so long as the Company has not notified the Lessor of its intention to terminate the Agreement prior to its expiration, the bank guarantee shall be lowered to NIS 8,000,000, index-linked.
d.90 days following the expiration/termination of the Agreement or once the Lessor is of the opinion that the Company has fulfilled all its obligations in accordance with this Agreement, whichever date is earlier, the Lessor shall return the guarantee to the Company.
10.Vacating the Premises:
a.The premises will be returned to the Lessor free of any persons or property and in the condition received from the Lessor or in its condition following the Adjustment Work, as applicable, subject to reasonable wear and tear. The premises delivered to the Lessor will include all permanent renovations, improvements, and/or additions performed by the Company on the premises, unless the Lessor demands its removal prior thereto.
b.In the event the Company is delayed in vacating the premises, the Company shall pay the Lessor an amount equal to the relative rental rate divided by fifteen for each such day of delay.
11.Termination:
a.The Company may cause the Agreement to terminate on April 14, 2027, subject to providing the Lessor with 18 months prior written notice to such date, and payment of half of the budget for the Adjustment Work (NIS 27,325,000) within thirty days of vacating the premises.
b.The Lessor may terminate the Agreement in the following cases:
i.A fundamental breach of the Agreement by the Company that is not cured within 21 days from the date of the Lessor’s request to do so;
ii.A non-fundamental breach of the Agreement by the Company that is not cured within 45 days from the date of the Lessor’s request to do so;
iii.An application filed with a competent court for an order to liquidate the Company; to appoint a liquidator, receiver, or executor, temporary or permanent; to receive a receivership order; or to receive a foreclosure order on the Company’s material property, and such order has been issued or has not been revoked within 60 days.